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                                                                    Exhibit 99.1


                                               Contacts:     LEIV LEA
                                                             Pharmacyclics, Inc.
                                                             (408) 774-0330
                                                             IAN R. MCCONNELL
                                                             WeissCom Partners
                                                             (415) 362-5018

            PHARMACYCLICS ANNOUNCES PRICING OF COMMON STOCK OFFERING

SUNNYVALE, CA, APRIL 2, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the pricing of an underwritten public offering of 2,782,609 shares of its common stock at a price to the public of $13.00 per share. The gross proceeds of the offering are expected to be $36,173,917. The offering is being made pursuant to a shelf registration statement that was declared effective by the U.S. Securities and Exchange Commission on February 18, 2004. Pharmacyclics granted the underwriter a 30-day option to purchase an additional 417,391 shares to cover over-allotments. All of the shares to be sold are being offered by Pharmacyclics. The offering is expected to close on April 7, 2004.

Pacific Growth Equities, LLC acted as the sole book-running manager of this offering. A copy of the prospectus and accompanying prospectus supplement relating to the offering can be obtained from Pacific Growth Equities, LLC at One Bush Street, San Francisco, CA 94104.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT PHARMACYCLICS

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque.


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